Exhibit 5.1

CONYERS DILL & PEARMAN LLP
SIX, 2nd Floor, Cricket Square
PO Box 2681, Grand Cayman KY1-1111
Cayman Islands
T +1 345 945 3901
conyers.com

17 August 2026

1-345-814-7786

Cora.Miller@conyers.com

NFT Limited

c/o Conyers Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman, KY1-1111

Cayman Islands

Dear Sir / Madam,

Re: NFT Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registered direct offering under the Company’s registration statement on Form F-1 to filed with the United States Securities and Exchange Commission (the “Commission”) on or around the date hereof (as amended or supplemented, the “Registration Statement”) and preliminary prospectus annexed thereto (the “Prospectus”) (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company with the Commission relating to the registration under the US Securities Act of 1933 (as amended) (the “Securities Act”) of (i) the offering and sale of up to 591,016 units at an offering price of US$8.46 per unit (the “Units”), each consisting of (A) one Class A ordinary share with a nominal or par value of US$0.04 each per share (a “Class A Ordinary Share”), and (B) one warrant entitling the holder thereof to purchase one Class A Ordinary Shares as described in the Warrant Agreement (a “Common Warrant”), (ii) the issuance of the Class A Ordinary Shares upon the exercise of the Common Warrants described herein (the “Common Warrant Shares”) and upon exercise of the Pre-Funded Warrants (as defined below) described herein (the “Pre-Funded Warrant Shares”), and (iii) the offering and sale of up to 591,016 pre-funded units at an offering price of US$8.46 per unit minus US$0.04 (the “Pre-Funded Units”), each consisting of (X) one pre-funded warrant to purchase one Class A Ordinary Share as described in the Pre-Funded Warrant Agreement (a “Pre-Funded Warrant”), and (Y) one Common Warrant (the Common Warrants, the Units, Class A Ordinary Shares, Common Warrant Shares, Pre-Funded Units, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are hereinafter collectively referred to as the “Securities”), subject to and in accordance with the terms and conditions of the SPA, the Placement Agent Agreement, the Warrant Agreement and the Pre-Funded Warrant Agreement (as applicable and as each term is defined below).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon a copy of the following documents:

1.1.	the Registration Statement;

1.2.	the Prospectus;

1.3.	the form of securities purchase agreement to be entered into between the Company and each purchaser as exhibited to the Registration Statement (the “SPA”);

1.4.	the form of placement agent agreement to be entered into between the Company and Maxim Group LLC as exhibited to the Registration Statement (the “Placement Agent Agreement”);

1.5.	the form of warrant to purchase ordinary shares between the Company and each of the holders set out thereto (the “Warrant Agreement”); and

1.6.	the form of pre-funded ordinary share purchase warrant agreement between the Company and each of the holders set out thereto (the “Pre-Funded Warrant Agreement”).

The documents listed in items 1.1 through 1.6 above are herein sometimes collectively referred to as the “Transaction Documents” and the documents listed in items 1.3 to 1.6 above are herein sometimes collectively referred to as the “Securities Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.7.	a copy of the Certificate of Incorporation of the Company dated 30 September 2022 (the “COI”) and the Fourth Amended and Restated Memorandum and Articles of Association of the Company approved by special resolution on 17 April 2026 and effective 18 May 2026 (the “Memorandum and Articles”, and together with the COI, the “Constitutional Documents”);

1.8.	a copy of unanimous written resolution of the directors of the Company dated 14 August 2026 (the “Resolutions”);

1.9.	a copy of a Certificate of Good Standing (the “Good Standing Certificate”) issued by the Registrar of Companies in relation to the Company on 14 August 2026 (the “Certificate Date”);

1.10.	a copy of a certificate of incumbency of the Company issued by Conyers Trust Company (Cayman) Limited dated 4 August 2026 (the “Incumbency Certificate” and together with the Constitutional Documents, the Good Standing Certificate and the Resolutions, the “Corporate Documents”);

1.11.	the results of our electronic searches against the Company at the Registrar of Companies conducted on 14 August 2026 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted at 10:45 am on 14 August 2026; and

1.12.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

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2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Transaction Documents, other than the Company, to enter into and perform its respective obligations under the Transaction Documents;

2.4.	the due execution and delivery of the Transaction Documents by each of the parties thereto, other than the Company, and the physical delivery thereof with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Resolutions and Transaction Documents and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	the legality, validity and binding effect under the laws of the State of New York, USA (the “Foreign Laws”) of the Transaction Documents in accordance with their respective terms;

2.9.	the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Transaction Documents to the exclusive jurisdiction of the state and federal courts of the United States of America located in the City of New York, Borough of Manhattan (the “Foreign Courts”);

2.10.	that the Company will issue the Securities in furtherance of its objects as set out in its Constitutional Documents;

2.11.	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.12.	that, upon the issue of any Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;

2.13.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Securities of the Company;

2.14.	the Offering and the transactions contemplated under the Transaction Documents comply with the requirements of the applicable rules of the Nasdaq Stock Market;

2.15.	that on the date of entering into the Securities Documents, the Company is and after entering into the Securities Documents will be able to pay its debts;

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2.16.	the Company has not taken any action to appoint a restructuring officer;

2.17.	the validity and binding effect under the laws of the United States of America of the Registration Statement, Prospectus and that the Registration Statement, Prospectus will or have been duly filed with and declared effective by the Commission prior to, or concurrent with, the sale and/or issuance of the Securities (as applicable);

2.18.	the Company will have sufficient authorized capital to effect the issue of each of the Securities at the time of issuance pursuant to the Transaction Documents, whether as a principal issue or on the exercise of a Warrant;

2.19.	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us;

2.20.	each of the Transaction Documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands); and

2.21.	save for the Corporate Documents and the statutory registers of the Company, there are no records of the Company, resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the documents reviewed by us or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of Securities pursuant to any provision of the Transaction Documents that purports to obligate the Company to issue Securities following the commencement of a winding up or liquidation of the Company.

3.2.	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

3.4.	This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (as revised) (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	Based solely on our review of the Memorandum and Articles, the Company has an authorized share capital of US$5,000,000 divided into 112,500,000 Class A ordinary shares of a nominal or par value of US$0.04 each and 12,500,000 Class B ordinary shares of a nominal or par value of US$0.04 each.

4.3.	The Units, Common Warrants, Pre-Funded Units and Pre-Funded Warrants have been duly authorized and when issued and delivered by the Company pursuant to the Securities Documents against payment of the consideration set forth in the Securities Documents, such Units, Common Warrants, Pre-Funded Units and Pre-Funded Warrants will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof.

4.4.	When issued and paid for in accordance with the Transaction Documents and recorded in the register of members of the Company, the Class A Ordinary Shares, the Common Warrant Shares and the Pre-Funded Warrant Shares will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.5.	The statements under the caption “Taxation - Cayman Islands Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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